Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE COMPENSATION AGREEMENT

This Amended and Restated Executive Compensation Agreement (this “Agreement”) is entered into effective as of July 1, 2023 (the “Effective Date”), by and between Guild Mortgage Company LLC, a California limited liability company (“Guild”), and Terry Schmidt (“Schmidt”), as follows:

1.Term. The term of this Agreement shall commence on the Effective Date and continue until terminated as provided in Section 4 hereof (the “Term”).

2.Base Salary. During the Term, Guild shall pay to Schmidt a base salary as determined annually by the Compensation Committee of the Board of Directors of Guild Holdings Company (the “Compensation Committee”) and communicated to Schmidt from year to year, which shall be subject to review and adjustment at the sole discretion of the Compensation Committee (the “Base Salary”). The Base Salary for Schmidt effective July 1, 2023 shall be $675,000 per year. The Base Salary shall be paid at least monthly at such times and in such manner as is consistent with Guild’s regular payroll practices and policies and applicable law. Guild shall deduct and withhold all necessary Social Security and withholding taxes and any other similar amounts required by law from any compensation paid to Schmidt.

3.Annual Incentive Compensation. In addition to the Base Salary, Schmidt will be eligible for certain annual incentive compensation (“Incentive Compensation”) in accordance with Guild’s 2020 Omnibus Incentive Plan and in an amount to be determined annually by the Compensation Committee based on the achievement of individual and corporate performance goals set by the Compensation Committee and communicated to Schmidt from year to year, which shall be subject to review and adjustment at the sole discretion of the Compensation Committee. Notwithstanding anything to the contrary contained herein, Schmidt must be employed as of the last day of the applicable calendar year in which the Incentive Compensation relates in order to earn and receive payment for the Incentive Compensation for such applicable calendar year. The Incentive Compensation, if earned, shall be calculated and paid by no later than the 15th day of the third month following the last day of the applicable calendar year to which the Incentive Compensation relates.

4.Payment/Withholding. Guild shall make all payments to Schmidt hereunder from its general funds. To the extent required by law in effect at the time payments are made, Guild shall withhold from payments made hereunder any taxes required to be withheld pursuant to federal, state or local law. Schmidt remains responsible for the payment of all federal, state or local taxes imposed on Schmidt based on her receipt of any Incentive Compensation hereunder.

5.Limit on Alienation. Schmidt’s right to receive payments under this Agreement is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of Schmidt or Schmidt’s beneficiaries.

6.Termination. This Agreement may be terminated upon (a) the mutual written agreement of the parties to terminate this Agreement; (b) the parties entering into a subsequent executive compensation agreement; or (c) the termination of Schmidt’s employment with Guild by

Guild or Schmidt at any time, for any reason, with or without cause. This Agreement will not confer on Schmidt any right with respect to continuing Schmidt’s relationship as an at-will employee of Guild, nor will this Agreement interfere in any way with Schmidt’s or Guild’s right to terminate such relationship at any time, with or without cause, to the extent permitted by applicable law.

7.Effect of Termination. Upon termination of Schmidt’s employment for any reason, Guild shall pay to Schmidt, at such time as is required by the applicable policies, plans or law: (i) Schmidt’s then-current Base Salary earned up to and including the last day of Schmidt’s employment, (ii) any Incentive Compensation earned by and payable to Schmidt upon termination of employment, and (iii) any other items earned by and owed to Schmidt as of the termination of employment in accordance with the policies and plans of Guild and applicable law. The termination of Schmidt’s benefits shall be determined in accordance with Guild’s benefit plans or policies then in effect.

In addition to the payments described in the preceding paragraph, if Schmidt’s at-will employment with Guild is terminated by Guild for any reason, with or without cause (excluding termination due to Schmidt’s commission of a crime), or if ill health permanently prevents Schmidt from performing all his responsibilities as Chief Executive Officer, subject to Schmidt’s execution, delivery to Guild, and non-revocation of a separation agreement and general release of all claims (in a form to be provided by Guild) (the “Release”), Guild shall continue to pay to Schmidt as severance compensation the amount that Schmidt would have been paid at Schmidt’s then-current Base Salary as of the effective date of Schmidt’s termination (the “Severance Compensation”) for a period of one (1) year from the effective date of Schmidt’s termination of employment with Guild (the “Severance Period”). The Severance Compensation shall be paid, less applicable withholdings, in installments in accordance with Guild’s normal payroll practices during the Severance Period; provided that, in the event Schmidt does not receive one or more installments of the Severance Compensation following the effective date of Schmidt’s termination due to the condition of the Release, the aggregate amount of any payments that otherwise would have been paid to Schmidt before Schmidt executed the Release shall be paid to Schmidt in a lump-sum on the date in which the first installment is to be received, and all remaining payments shall be paid on their original schedule. Except as expressly stated in this Section, Guild shall have no other obligation to Schmidt in the event of a termination of Schmidt’s employment.

8.Nonsolicitation. Schmidt agrees that while Schmidt is employed by Guild and for a period of one (1) year following the termination of Schmidt employment with Guild for any reason whatsoever, whether voluntary or involuntary, and regardless of cause, Schmidt shall not, other than on behalf of Guild in the performance of Schmidt’s duties and responsibilities as authorized by Guild, directly or indirectly, on Schmidt’s own behalf or by aiding any other individual or entity, recruit or solicit for employment any individual (including any branch manager or loan officer) who is an employee of Guild or any of its affiliates and with whom Schmidt worked and had business contact during the one (1) year period immediately prior to the termination of Schmidt’s employment with Guild.

9.Compliance with Code Section 409A. In good faith, the Incentive Compensation, if any, will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A. The grant of Incentive Compensation, if any, is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Compensation Committee. To the extent that any portion of the Incentive Compensation, or the settlement or deferral thereof, is subject to Code Section

409A the bonus will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event shall Guild, the Compensation Committee, or any parent, subsidiary or affiliate of Guild, be liable for any additional tax, interest or penalty that may be imposed on Schmidt or others for failure to comply with Section 409A or any other section of the Code.

10.Miscellaneous. This Agreement comprises the entire agreement between Schmidt and Guild relating to the subject matter hereof, and shall supersede all other written and oral understandings or agreements relating to the subject matter hereof, including, but not limited to, all prior Executive Compensation Agreements by and between Guild and Schmidt. This Agreement and the rights, interest and obligations of Guild hereunder shall be assignable to, and shall inure to the benefit of, any assignee of Guild, any parent, subsidiary or affiliate of Guild, or any person, firm or corporation resulting from the reorganization of Guild or succeeding to the business or assets of Guild by purchase, merger, consolidated or otherwise. This Agreement is not assignable by Schmidt. Guild and Schmidt have each participated in the negotiation and drafting of this Agreement.

Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Guild and Schmidt and no presumption or burden of proof shall arise favoring or disfavoring Guild or Schmidt by virtue of the authorship of any of the provisions of this Agreement. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of California. Guild and Schmidt agree that any action by either party to enforce the terms of this Agreement shall be exclusively brought by the other party in an appropriate state or federal court in San Diego County, California and both parties waive all objections based upon lack of jurisdiction or improper or inconvenient venue of any such court. Guild and Schmidt intend and agree that if a court of competent jurisdiction determines that the scope of any provision of this Agreement is too broad to be enforced as written, the court should reform such provisions to such narrower scope as it determines to be enforceable. Guild and Schmidt further agree that if any provision of this Agreement is determined to be unenforceable for any reason, and such provision cannot be reformed by the court as anticipated above, such provision shall be deemed separate and severable and the unenforceability of any such provisions shall not invalidate or render unenforceable any of the remaining provisions hereof.

[Signature page to follow.]

The parties have entered into this Agreement effective as of the date first written above.

GUILD MORTGAGE COMPANY LLC
a California limited liability company

By: __/s/Patrick Duffy________________        __/s/Terry Schmidt_______________
Patrick Duffy, Chairman                Terry Schmidt